Exhibit 10.71

Apollo Advisors IX, L.P.
Award Letter

______________, _____

Name of Carry Plan Participant
Address of Carry Plan Participant

Dear _________:
Reference is made to the limited partnership agreement of Apollo Advisors IX, L.P. effective as of June 1, 2017 (as the same may be amended, restated, modified or supplemented from time to time, the “Carry Plan LPA”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
Your Initial Point Award
You are being granted the number of Points set forth on your Participant Execution Page (out of a maximum of [ ] Points that will be issued and outstanding at any time) on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) except (i) as a result of becoming a Retired Partner as described below under “Effect of Retirement on Points; Vesting Terms,” (ii) as described below under “Dilution,” (iii) as a result of a breach of a Restrictive Covenant as described in Annex D hereto, or (iv) as otherwise provided in Section 7.1(b)(ii) (relating to your default in your capital commitment with respect to the Fund) of the Carry Plan LPA. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Carry Plan LPA, there shall be a maximum of [ ] Points available for issuance at any time.
Effect of Retirement on Points; Vesting Terms
As of the date that you become a Retired Partner, your Points will be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of that date. The General Partner may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or a later effective date.
The term “Bad Act” has the meaning set forth in Annex C hereto.
The term “Vesting Percentage” as applied to you means, as of the date you become a Retired Partner: [ ]
The term “Vested Points” means the sum of the following products with respect to all of your Points held as of the date you became a Retired Partner: (i) the number of such Points that have the same Vesting Commencement Date multiplied by (ii) the Vesting Percentage applicable to such Points as of the date you became a Retired Partner.
The term “Vesting Commencement Date” means [ ].
Dilution
The number of Points allocated to you may be reduced as a consequence of an allocation of Points to another Partner only if all of the following conditions are satisfied:

(1)	The allocation of Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.

(2)	Team Members will hold a number of Points in the aggregate that is greater than the Reserved Team Points.

(3)
After giving effect to any reduction in your Points, you will have at least [ ] Points (or, if you are a Retired Partner at the time of the proposed reduction, the product of [ ] multiplied by the applicable Vesting Percentage at the time of Retirement).

(4)
The Commitment Period has not expired. For the avoidance of doubt, a Team Member’s Points shall not be reduced as a consequence of an allocation of Points to another Person on and following the expiration of the Commitment Period.

(5)	The reduction in your Points shall not exceed a x b, where:

a =	the excess of the number of Points described in clause (1), above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).

b =
a fraction equal to the number of Points that you held immediately prior to such reduction divided by the sum of (i) the aggregate number of Points that were held immediately prior to such reduction by all Team Members whose Points are to be reduced plus (ii) the aggregate number of Points that were held by APH and the Founder Partners immediately prior to such reduction plus (iii) the aggregate number of Points that were held by any other Limited Partner who had more than [ ] Points at such time.

If, as a result of the formula described in clause (5) above, your Points would be reduced to below [ ], your Points shall be reduced to [ ] and the balance of the Points that would otherwise have reduced your Points shall instead be treated as Applicable Points. The same principle shall apply to any other Limited Partner, other than APH or a Founder Partner, whose Points would otherwise be reduced to below [ ].
The term “Reserved Team Points” means a number of Points equal to the sum of (a) the total initial number of Points that were offered by the General Partner to prospective Team Members at the time when prospective Team Members were initially invited to join the Partnership, as confirmed in an email from AGM’s Head of Human Resources to the Lead Partner of Private Equity, plus (b) [ ].
Mandatory Purchases and Repurchases of AGM Shares
A portion of all distributions (the “Holdback Amount”) in a given quarter will be required to be used by you to purchase Class A shares of AGM (“AGM Shares”) in accordance with the terms and conditions set forth herein. The Holdback Amount will be based on the following formula, except to the extent reduced by the Executive Committee:
[ ]
Notwithstanding the foregoing, the General Partner in its good faith discretion may elect not to apply toward the Holdback Amount any cash distribution or portion thereof identified by the General Partner as being an appropriate amount to assist you in satisfying tax obligations associated with your status as a partner (any such amount that would have been part of the Holdback Amount but for such election, the “Suspense Amount”), subject to recapturing from the portion of subsequent distributions that would otherwise be payable in cash and applying toward the Holdback Amount an amount equal to the Suspense Amount. In addition, the General Partner in its good faith discretion may elect to include or exclude any portion of a special distribution of a Catch-Up Amount from a year-to date calculation.
The Holdback Amount, if any, will be distributed on, and the date of grant will be as of, the earliest to occur of (a) the 11th Business Day of the first “trading window” that occurs during the quarter following the quarter end to which the distribution relates, (b) two (2) Business Days before the AGM Share distribution record date that occurs during such succeeding quarter, and (c) 10 days before the end of such succeeding quarter or, if such date falls on a weekend or holiday, the next preceding Business Day. The General Partner (or its designee) shall serve as agent in effecting the acquisition by you of the AGM Shares on the date such amounts are distributed (i.e., no cash distribution will actually be made to you, but rather, the Holdback Amount will be paid directly to AGM on your behalf to acquire AGM Shares). The number of AGM Shares to be distributed on any such distribution date shall be based on the fair market value of the AGM Shares (calculated based on the volume weighted average price of the AGM Shares for the ten trading days immediately preceding the date of grant). Only whole AGM Shares will be acquired, and cash shall be distributed to you in lieu of fractional AGM Shares. The Holdback Amount may be subject to distribution solely in cash if it would otherwise cause a de minimis number of AGM Shares to be distributed.
As long as you are associated with Apollo as an employee or partner, all AGM Shares will be granted under and subject to the vesting, forfeiture, transfer and other terms set forth in the Restricted AGM Share Award Grant Notice and Restricted AGM Share Award Agreement attached hereto as Annex A.
If you have vested Points following your separation from service, a Holdback Amount shall still apply, but any AGM Shares acquired will not be subject to vesting or forfeiture and may be granted outside of the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan. However, such AGM Shares shall be subject solely to the transfer restrictions and other terms set forth in the Retired Partner AGM Share Award Grant Notice and Retired Partner AGM Share Award Agreement attached hereto as Annex B.
If you become a Retired Partner (i) following the retention by the General Partner of any Holdback Amount, and (ii) prior to the time of the acquisition of the applicable AGM Shares with respect to such Holdback Amount, then the AGM Shares, or portion thereof, as applicable, that would have otherwise been acquired with the Holdback Amount shall be forfeited to the same extent as AGM Shares would have been forfeited if purchased on the distribution date.
In the case of any AGM Shares that are subject to mandatory repurchase from you by AGM pursuant to the provisions of Annex A or Annex B, the cash proceeds of such mandatory repurchase will be contributed by AGM, as your agent, to the Partnership for distribution to APH and, for all purposes of this Award Letter and the Carry Plan LPA, such cash contribution shall be treated as contributed by you to the Partnership and will increase your Capital Account.
For purposes of calculating your Clawback Share, AGM Shares (including, for the avoidance of doubt, any such shares that have previously vested, but excluding any such shares that have previously been mandatorily repurchased by AGM) shall be valued, without regard to any restrictions thereon and/or whether or not you still retain such AGM Shares, based on the purchase price of such AGM Shares as set forth on the grant notice provided with respect to such AGM Shares.
Capital Commitment; Adjustments for Point Dilution and Retirement
Your required capital commitment to Co-Investors (A) is the dollar amount set forth on your Participant Execution Page (the “Required Commitment”). If indicated on your Participant Execution Page, you also agree to make an additional capital commitment to Co-Investors (A) in the amount so indicated (the “Additional Commitment”).
Restrictive Covenants
In consideration of your participation in the Carry Plan LPA, you will be subject to restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, intellectual property rights, non-disparagement and non-competition as set forth in Annex D, and AGM and its principal executive officers and the Founder Partners shall be subject to restrictions in your favor regarding non-disparagement as set forth in Annex D. The confidentiality and non-disparagement restrictions shall survive indefinitely following separation from service.
Equal Treatment
Except as otherwise specifically provided herein or in the Carry Plan LPA, the General Partner will not treat you in a manner that is adverse in comparison with the treatment of APH or the Founder Partners with respect to allocations of Operating Profit, distributions (including liquidating distributions) of Operating Profit (including form, timing and amount of such distributions), Point dilution and funding of Clawback Shares. For the avoidance of doubt, the foregoing is not intended to limit the General Partner’s authority relating to forfeiture of Points due to retirement or Bad Acts and allocation of Points to APH to the extent not required to be allocated to Team Members, in each case, in accordance with the terms and conditions set forth herein and in the Carry Plan LPA
Corporate Clawback Policy
To the extent mandated by applicable law and/or as set forth in a written clawback policy, AGM Shares awarded under the Carry Plan LPA and amounts distributed in respect of Points may be subject to such policy solely, unless otherwise required by law, to the extent such policy was in effect as of the date the applicable Points were awarded.
Miscellaneous
Your admission to the Partnership and Co-Investors (A) as a limited partner will take effect upon your delivery to the General Partner of your signed Participant Execution Page. This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Award Letter.

Very truly yours,

APOLLO ADVISORS IX, L.P.

By:    Apollo Capital Management IX, LLC,
its general partner

By:
Name:
Title:    Vice President

APOLLO CAPITAL MANAGEMENT IX, LLC

By:
Name:
Title:    Vice President

Annex A
[Restricted AGM Share Award Grant Notice and Restricted AGM Share Award Agreement]

Annex B
[Retired Partner AGM Share Award Grant Notice and Retired Partner AGM Share Award Agreement]

Annex C
Definition of Bad Act
“Bad Act” means your:
(a)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(b)    commission of an intentional and material breach of a material provision of a written AGM code of ethics (other than any AGM code of ethics adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(c)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(d)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(e)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(f)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(g)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
(i)    you have failed to cure within fifteen Business Days after notice thereof (delivered in accordance with Section 9.3 of the Carry Plan LPA), to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and
(ii)    during the pendency of any felony charge under clause (e), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (A) the you are later acquitted or otherwise exonerated from such charge, or (B) your employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to your vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to your unvested Points shall continue to accrue, and your Points shall continue to vest, in accordance with the terms and conditions set forth herein.
For purposes of this Annex C, the term “Affiliate” includes Portfolio Companies.

Annex D
Restrictive Covenants
[ ]